Exhibit 10.5

[VONAGE LETTERHEAD]

November 19, 2008

Michael A. Tempora

11 Mohawk Drive

Marlboro, New Jersey 07746

Dear Michael:

We are pleased to inform you that after careful consideration Vonage America Inc. (the “Company”) has decided to extend this offer of employment. This letter sets forth the terms of the Company’s offer, which, if you accept, will govern your employment.

1. Employment

(a)	You will be employed in the position of Senior Vice President, Program Management & Strategic Initiatives.

(b)	You will report to Marc Lefar, Chief Executive Officer.

(c)	Your employment will commence on 12/1/08.

2. Location

You will work at the Company’s headquarters on a regular full-time basis, presently located in Holmdel, NJ.

3. Compensation

(a)	The Company will pay you an annual base salary (“Base Salary”) of $250,000, less applicable withholding, payable in equal installments in accordance with the Company’s regular payroll practices for similarly situated employees, but in no event less frequently than biweekly in arrears.

(b)	In addition to base salary, you will be eligible for a Target Bonus Opportunity (“TBO”) of up to 60% of your base salary. You should understand, however, that TBO payouts are not guaranteed and are granted in the Company’s sole discretion based on individual and Company performance. When made, TBO payouts are generally paid in March. You must be employed on the payout date to receive any TBO payout.

(c)	You will also be paid a sign on bonus of $160,000*, less applicable withholdings, which sum will be paid during the first week after the commencement of your employment. In addition, you will be paid a 2008 TBO of $60,000, less applicable withholdings, which sum will be paid during March 2009, the time when the Company generally pays bonuses. In the event you voluntarily end your employment with the Company prior to the first full year of employment, you will be required to repay the sign on bonus and the 2008 TBO payment.

4. Stock Options

In addition, and subject to the required approvals of the Board of Directors of Vonage Holdings Corp., you will be granted an option under Vonage Holding Corp.’s Incentive Plan to purchase 225,000 shares of Vonage Holding Corp.’s common stock in accordance with the Incentive Plan (the number of shares and exercise price are subject to adjustment based on subsequent stock splits, reverse stock splits, other adjustments, or recapitalizations). The options will vest and become exercisable as to  1/4th of the shares on each of the first, second, third and fourth anniversaries of the date of the award, which will be the first trading day of the month following approval by the Board of Directors. The exercise price will be the closing price of a share of Vonage stock on the date of the award. The stock option grant will be governed by and subject to the terms of Vonage Holding Corp.’s Incentive Plan and your individual stock option agreement. A copy of the Incentive Plan and form of individual stock option agreement are included with this offer letter. Your actual individual stock option agreement will be forwarded to you at a later time, once the Board of Directors approves the grant and the exercise price is established.

5. Benefits

(a)	Participation in the health and dental plan of the Company begins after sixty (60) days of employment in accordance with the terms of the plans. Enclosed is information regarding the benefits offered to all the Company employees.

*	Intended to offset forfeiture of unpaid bonus from prior employer.

(b)	The Company will reimburse you for your reasonable out-of-pocket expenses actually incurred or paid by you for the continuation of your current medical and dental benefits (excluding all other benefits, including vision benefits, which shall be your responsibility) during the sixty (60) day waiting period in the amount of 100% of such costs up to a maximum of $4,000.

(c)	You are eligible to participate in the Company’s 401k plan on the first day of the month following the completion of three (3) months of employment

(d)	If you choose to participate in these benefits, you will receive a Summary Plan Description for the health and dental insurance, as well as the 401k plans. (A copy of the plan documents is available from the Plan Administrator.) In the event of a discrepancy between this letter and the plan documents, the plan documents govern.

(e)	You will annually be entitled to 20 Flexible Days Off (FDO) to be used in accordance with our Flexible Days Off policy.

6. Severance

In addition, subject to the required approvals of the Compensation Committee of the Board of Directors of Vonage Holdings Corp., in the event your employment is terminated by the Company without “Cause” or by you with “Good Reason”, as defined below, you will be entitled to severance pay equal to nine (9) months of your then-current base salary and a prorated portion of your TBO, less applicable withholding, provided you execute (and do not revoke) a Separation Agreement and General Release. The nine months severance will be paid during its regular payroll cycle over the nine month period following your employment termination, and any prorated portion of your TBO will be calculated and paid in accordance with the Company’s regular bonus program, which is usually in March for the preceding calendar year.

“Cause” means (i) material failure to perform your employment duties (not as consequence of any illness, accident or other disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company, (iii) diverting or usurping a corporate opportunity of the Company, (iv) fraud, willful malfeasance, gross negligence or recklessness in the performance of employment duties, (v) willful failure to comply with any of the material terms of this letter agreement, (vi) other serious, willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, and (vii) conviction of a felony or a crime involving moral turpitude.

“Good Reason” means: (i) a material decrease in your base salary; (ii) a material diminution of your authorities, duties or responsibilities; (iii) the Company requiring you to be permanently based at any office or location more than 30 miles from the Holmdel, New Jersey area; (iv) a failure of the Company to pay material compensation due and payable to you in connection with your employment; provided, however, that no event or condition described in clauses (i) through (iv) shall constitute Good Reason unless (x) you give the Company’s most senior Human Resources employee written notice of your intention to terminate your employment for Good Reason and the grounds for such termination within 45 days after the occurrence of the event giving rise to the “Good Reason” termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30 day period to correct such grounds as promptly as practicable thereafter). If the Company does not correct the grounds for termination during such 30-day cure period, your termination of employment for “Good Reason” may become effective within 30 days after the end of the cure period. Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.

7. Miscellaneous

(a)	This offer is contingent on: (i) you signing and returning to the Company the (a) Confidentiality and Innovations Agreement, (b) Non-Compete Agreement, and (c) Pre-Employment Questionnaire (copies of which are enclosed with this letter); and (ii) a successful background check and reference verification. Your responses to the Pre-Employment Questionnaire may require a follow-up discussion.

(b)	You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company, or adversely impact your ability to perform the expected responsibilities. By accepting this offer, you agree that no trade secret or proprietary information not belonging to you or the Company will be disclosed or used by you at the Company.

(c)	This letter is not an employment contract and does not create an implied or express guarantee of continued employment. By accepting this offer, you are acknowledging that you are an employee at-will. This means that either you or the Company may terminate your employment at any time and for any reason or for no reason. Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company, whether written or oral. The terms of your employment may be amended in the future.

(d)	United States law requires all companies to verify an employee’s authorization to work in the United States. If you accept this offer, you will need to bring certain documents with you on your first day that allows the Company to verify your work authorization. Enclosed is an Employment Eligibility Verification (form I-9). Please review the form and bring the appropriate documents required for employment verification on your start date. You will be asked to complete the form in the presence of a witness on your start date.

(e)	Also enclosed are a Direct Deposit Authorization Form and an Employee Withholding Allowance Certificate (W-4). Please complete these forms and bring them with you on your start date.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to me by November 24, 2008. We are excited at the prospect of your joining the Company, and look forward to your future contributions.

Sincerely,

/s/ Marc Lefar
Marc Lefar
Chief Executive Officer

Agreed and Accepted:

Name:	/s/ Michael A. Tempora
Michael A. Tempora

Date:	11/21/08